EXHIBIT (l)

                               January 9, 2001


Choice Funds
5299 DTC Boulevard
Englewood, Colorado 80111

                 RE:  SUBSCRIPTION FOR THE PURCHASE OF SHARES OF
                            BENEFICIAL INTEREST OF
                          THE CHOICE LONG-SHORT FUND

Dear Sirs:

     The undersigned hereby subscribe to purchase 999 Class A shares of beneficial interest at a price of $10.00 per share and one share of Class C shares of beneficial interest of the Choice Long-Short Fund at a price of $10.00 per share, and by wire transfer this day convey to the Choice Long-Short Fund the amount of $10,000.

                                    Very truly yours,


                                    /s/Patrick S. Adams
                                    -------------------
                                    Patrick S. Adams


                                    /s/Sharon E. Adams
                                    ------------------
                                    Sharon E. Adams